Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Veracyte, Inc. of our report dated August 12, 2013, except for the effects of the reverse stock split described in Note 1 to the financial statements, as to which the date is October 9, 2013, relating to the financial statements of Veracyte, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California

October 17, 2013